UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2014

GSE Holding, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35382	77-0619069
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19103 Gundle Road Houston, TX 77073
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 443-8564

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of February 12, 2014, the Board of Directors of GSE Holding, Inc. (the “Company”) approved an incentive plan (the “Incentive Plan”) for its officers designed to preserve and enhance the financial condition of the Company and to sell the Company in accordance with the seventh amendment to the Company’s first lien credit facility as disclosed in the Company’s Form 8-K dated January 10, 2014 and filed with the Securities and Exchange Commission on January 10, 2014.

The Company formulated the Incentive Plan based on advice from Alvarez & Marsal and Kirkland & Ellis LLP, the Company’s advisors.

The Incentive Plan covers eight of the Company’s nine officers (the “Plan Participants”) and provides an opportunity to earn a “Bonus” upon the closing of a sale (a “Sale”) of the Company or in the event of a recapitalization of the Company (a “Recapitalization”).  The Company’s President and CEO is not participating in the Incentive Plan.

In the case of a Sale or Recapitalization, a Plan Participant’s bonus amount (the “Target Bonus”) will be 98% of the mid-point of the officer’s standard annual short term incentive bonus opportunity.  For example, if an officer has a base salary of $200,000 and a standard annual short term incentive bonus opportunity of 30% - 60% of base salary, the midpoint would be 45% of $200,000.  The Target Bonus for such officer in the event of a Sale or Recapitalization would be 98% of the product of (i) 0.45, and (ii) $200,000 for a total of $88,200.

The Plan Participants have an opportunity to earn an additional bonus equal to one third of the Target Bonus under certain circumstances. The Target Bonus amounts for the named executive officers range from 44% to 73% of such officers’ base salaries.

Bonuses under the Incentive will be paid in cash lump sums at the time the Sale or a Recapitalization is completed.  A Plan Participant will forfeit any bonus under the Incentive Plan in the event his employment is voluntarily terminated by the Plan Participant or terminated by the Company for cause.

The Incentive Plan has an estimated cost ranging from $1.0 million to $1.3 million.

No other cash incentive bonuses for fiscal years 2013 or 2014 will be paid to any named executive officer other than pursuant to the Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE Holding, Inc.

Date: February 18, 2014	By:	/s/ Mark A. Whitney
	Name:	Mark A. Whitney
	Title:	Vice President, General Counsel & Secretary